Exhibit 99.2
Dear ChargePointers,
I am writing to you with some important company news. Today we are announcing the second part of our business reorganization, which will include a reduction of our global workforce by approximately 10%. We began the process this morning, although in certain countries it will take time to complete due to local regulations.
The most important thing for me to communicate is that we did not take this decision lightly. To lose a single colleague is too many, and so it is with a somber heart that I relay the news. The position eliminations were not a decision taken purely for financial reasons, but rather as a component of the many broader changes we have been implementing to the business.
So why are we doing this? As a more recent public company in a nascent industry, we are learning a lot in parallel with our rapid scale and financial growth. Over time these learnings have identified many potential efficiencies, which we need to harness quickly and effectively for our long-term health and competitiveness. The first application of these learnings was adopting a new Go-To-Market commercial strategy, as we announced internally last month. That will enable us to work faster, be closer to the market, and better serve our customers. The second part of the reorganization is primarily focused on the product, engineering, and operational sides of the business. We will walk you through these changes in detail during the town hall meeting tomorrow. This is all part of a long-term strategic reorganization, not a short-term cost-cutting measure.
But in reference to cost, it is no secret we are operating in a hesitant economy. The good news is that we are resilient against this backdrop. In fact, our second quarter revenue growth was 39% year-over-year. We need to safeguard against the current macroeconomic environment, while simultaneously ensuring we remain on track to meet our goal of having positive adjusted EBITDA by the end of next year. To do so, we decided upon several financial measures before evaluating any cuts to our people. These include the consolidation of our offices, and offshoring elements of manufacturing. To put things in context, we expect the total changes to represent an annualized $30 million dollars to our operational expenses - a figure not to be taken lightly.
In conclusion, we are now structured more strategically and efficiently, and we are well positioned to remain a leader in the space for the years to come. To reiterate, we do not take the personnel decisions lightly, but we will come out of this a better, faster, and more efficient organization for the benefit of ourselves, our customers, and the future of transportation. When market conditions turn more favorable, we will be prepared to seize opportunities if we stay focused, execute with machine-like precision, and follow our north star. As mentioned above, we will address this in more detail at the town hall tomorrow. Beyond that, both the leadership team and I are available for questions.

Sincerely,

-Pat